PEABODY ENERGY News Release	Exhibit 99.1

CONTACT: Vic Svec (314) 342-7768

FOR IMMEDIATE RELEASE
April 16, 2003

PEABODY ENERGY (NYSE:BTU) ANNOUNCES
RESULTS FOR THE QUARTER ENDED MARCH 31, 2003

•	First quarter EBITDA totals $97.0 million compared with target of $80 to $90 million

•	Income totals $20.2 million, $0.39 per share, before charges of $21 million for early debt extinguishment and $10 million from cumulative effect of accounting changes

•	Lower-cost refinancing expected to improve earnings

ST.     LOUIS, April 16 — Peabody Energy (NYSE: BTU) today reported income of $20.2 million, or $0.39 per share, before $21.2 million in early debt extinguishment charges and $10.2 million in charges related to the cumulative effect of accounting changes for the quarter ended March 31, 2003. Including these items, the company reported a net loss of $11.2 million, or $0.21 per share. EBITDA* of $97.0 million exceeded first quarter targets of $80 to $90 million.

     “The first quarter was highlighted by better-than-expected results and the early refinancing of Peabody’s debt in a favorable environment,” said Chairman and Chief Executive Officer Irl F. Engelhardt. “We expect markets to continue to improve throughout the year, increasing capacity utilization and earnings in the second half.”

FINANCIAL RESULTS

     Revenues of $681.2 million were comparable with the prior year, as higher pricing overcame reduced production related to customer outages. Heavy snowfall in Appalachia and the Powder River Basin also disrupted production and reduced shipments.

     First quarter EBITDA totaled $97.0 million compared with $113.7 million in 2002. The company operated below optimal levels to accommodate multiple customer outages, experienced temporary geologic issues at an Appalachian mine and incurred start-up costs at two Midwestern mines.

     First quarter EBITDA benefited from the company’s Australian operation purchased in August of 2002 and improved results from the resource management business. Operating

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PEABODY ENERGY ANNOUNCES RESULTS — ADD ONE

profit of $34.5 million included the above factors, and was also reduced by approximately $11 million in mostly non-cash expenses. As discussed in the January earnings release, these expenses related to higher health care and pensions and the adoption of Statement of Financial Accounting Standard (SFAS 143), the new accounting standard for recording post-mining reclamation liabilities.

     During the quarter, Peabody successfully completed a comprehensive refinancing that includes a $450 million seven-year term loan, a $600 million revolving credit facility (currently undrawn except for letters of credit usage) and $650 million in 10-year senior unsecured notes at an attractive 6.875 percent rate.

     “Peabody’s refinancing increases our ongoing earnings and improves our ability to implement our growth strategies,” said Executive Vice President and Chief Financial Officer Richard A. Navarre.

     Income, excluding several special items in the first quarter, totaled $20.2 million, or $0.39 per share. The special items included:

•	A charge of $21.2 million ($0.41 per share) related to the early extinguishment of debt. The company expects a second quarter charge of approximately $31 million ($0.59 per share) in additional early debt extinguishment expenses when the remaining higher-cost bonds are redeemed; and

•	A net charge of $10.2 million ($0.19 per share) for the cumulative effects of accounting changes, primarily related to a $9.1 million non-cash cumulative-effect gain due to the adoption of SFAS 143, “Accounting for Asset Retirement Obligations,” and a $20.2 million non-cash cumulative-effect charge related to new accounting standards for energy trading contracts as required by Emerging Issues Task Force (EITF) Issue No. 02-03.

Net Impacts of Special Items in the First Quarter of 2003

Earnings Per Share Before Special Items	$0.39
Early Debt Extinguishment Costs	(0.41)
Cumulative Effect of Accounting Changes	(0.19)

Diluted Earnings Per Share	$(0.21)

     Capital expenditures for the quarter totaled $59 million, led by investments in the Highland No. 9 and Federal East mines. The company is targeting 2003 capital expenditures of

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PEABODY ENERGY ANNOUNCES RESULTS — ADD TWO

$175 to $200 million. On April 7, Peabody also purchased the remaining 18.3 percent of Black Beauty Coal Company for approximately $90 million. The acquisition is expected to be mildly accretive to earnings in the first year.

MARKET OVERVIEW

     Peabody estimates that U.S. electricity generation increased 4 to 5 percent in the first quarter of 2003 over the prior-year period, while U.S. coal shipments are estimated to have declined 8 to 9 percent from the prior year due to continued stockpile reductions by customers and the effects of heavy snowfalls on production and shipments.

     Customer inventories at March 31 are estimated at approximately 125 million tons, which is 3 percent below the average for the past four years and 9 percent below prior-year levels. Peabody expects 2003 coal shipments to electricity generators to increase approximately 2 percent for the full year, assuming a second-half recovery in the economy. Capacity constraints from nuclear and hydropower plants, as well as high costs from gas-fueled generation, will likely limit their output and stimulate generation using coal. Dampening coal shipments are the continued reduction of customers’ coal stockpiles, retrofits of emission control equipment at certain plants and reduced output by certain producers.

     During the first quarter, Peabody priced 4 million tons of expected coal production for 2003, at prices consistent with the company’s prior expectations. It also priced 21 million tons of expected coal production for 2004 and beyond, at prices that improve the company’s revenue profile. Approximately 3 million tons of planned 2003 production and 61 million tons of planned 2004 production remain to be priced into the improving coal markets.

OUTLOOK

     Peabody is targeting full-year 2003 EBITDA in the range of $405 to $415 million. Excluding charges related to early debt extinguishment of approximately $0.95 per share and the cumulative effect of accounting changes of approximately $0.19 per share, full-year 2003 earnings are targeted in the range of $1.40 to $1.55 per share.

     Second quarter EBITDA is targeted in the range of $80 to $90 million, reflecting reduced production levels as customers complete major repairs and upgrades. Excluding charges of approximately $0.59 per share related to early debt extinguishment, second quarter earnings are targeted at $0.15 to $0.30 per share.

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PEABODY ENERGY ANNOUNCES RESULTS — ADD THREE

     Peabody Energy (NYSE: BTU) is the world’s largest private-sector coal company. Its coal fuels more than 9 percent of all U.S. electricity generation and more than 2 percent of worldwide electricity generation.

*     EBITDA (also called adjusted EBITDA) is defined as income before cumulative effect of changes in accounting principles before deducting net interest expense, income taxes, minority interests, asset retirement obligation expense, and depreciation, depletion and amortization. EBITDA, which is not calculated identically by all companies, is not a substitute for operating income, net income and cash flow as determined in accordance with generally accepted accounting principles. Management believes it is a useful indicator of its ability to meet debt service and capital expenditure requirements.

This information includes certain non-GAAP and pro forma financial measures as defined by new SEC regulations. As required by those regulations, we have provided a reconciliation of these measures to the most directly comparable GAAP measures, which is available in the “Investor Info” section of www.PeabodyEnergy.com.

Certain statements in this press release are forward looking as defined in the Private Securities Litigation Reform Act of 1995. These statements involve certain risks and uncertainties that may cause actual results to differ materially from expectations as of the date of this release. These risks include, but are not limited to: growth in coal and power markets; coal’s market share of electricity generation; continued reductions in customer coal inventories; the extent of the economic recovery and future economic conditions; abnormal summer weather; railroad and other transportation performance and costs; the ability to renew sales contracts upon expiration or renegotiation; the ability to successfully implement operating strategies; the effectiveness of cost-cutting measures; regulatory and court decisions; future legislation; changes in post-retirement benefit and pension obligations; credit, market and performance risk associated with customers; modification or termination of long-term coal supply agreements; reductions of purchases by major customers; risks inherent to mining including geologic conditions or unforeseen equipment problems; terrorist attacks or threats affecting our or our customers’ operations; replacement of recoverable reserves; implementation of new accounting standards; inflationary trends, interest rates and access to capital markets; and other risks detailed from time to time in the company’s reports filed with the Securities and Exchange Commission. These factors are difficult to accurately predict and may be beyond the control of the company.

Condensed Income Statements (Unaudited) For the Quarters Ended March 31, 2003 and 2002

(Dollars in Millions, Except Per Share Data)

	Quarter Ended

	March 2003	March 2002

Tons Sold (In Millions)	48.0	49.8

Revenues	$681.2	$675.8
Operating Costs	558.9	535.8
Depreciation, Depletion & Amortization	56.0	58.7
Asset Retirement Obligation Expense	6.5	—
Selling & Administrative	25.3	26.3

Operating Profit	34.5	55.0
Interest Income	(0.7)	(0.5)
Interest Expense:
Debt-Related Interest	23.2	23.8
Surety Bond and Letter of Credit Fees	2.9	1.1
Early Debt Extinguishment Costs (1)	21.2	—
Income Tax Expense (Benefit)	(12.2)	4.6
Minority Interests	1.1	3.7

Income (Loss) Before Cumulative Effect of Changes in Accounting Principles	(1.0)	22.3
Cumulative Effect of Changes in Accounting Principles, Net of Taxes	(10.2)	—

Net Income (Loss)	$(11.2)	$22.3

Diluted EPS (2):
Income (Loss) Before Cumulative Effect of Changes in Accounting Principles	$(0.02)	$0.42
Cumulative Effect of Changes in Accounting Principles, Net of Taxes	(0.19)	—

Net Income (Loss)	$(0.21)	$0.42

EBITDA	$97.0	$113.7
Income Before Accounting Changes and Early Debt Extinguishment Costs (1)	$20.2	$22.3
Diluted EPS:(1)(2)
Income Before Accounting Changes and Early Debt Extinguishment Costs	$0.39	$0.42

(1)	For a better comparison with 2002 results, we have presented a pro forma measure of income and EPS excluding the charges related to the early debt extinguishment incurred in 2003. Statement of Financial Accounting Standards No. 145, effective Jan. 1, 2003, requires the classification of costs related to early debt extinguishment, which were previously considered extraordinary items, in results from operations.

(2)	Weighted average diluted shares outstanding were 52.4 million and 53.7 million for the quarters ended March 31, 2003 and 2002, respectively.

This information is intended to be reviewed in conjunction with the company’s filings with the Securities and Exchange Commission.

Supplemental Financial Data (Unaudited) For the Quarters Ended March 31, 2003 and 2002

	Quarter Ended

	March 2003	March 2002

Revenue Summary (Dollars in Millions)
Mining Operations	$570.5	$614.4
Australian Mining Operations	6.3	—
Trading & Brokerage Operations	100.7	54.8
Other	3.7	6.6

Total	$681.2	$675.8

Tons Sold (in Millions)
East	11.1	12.7
West	30.4	32.1
Australian Mining Operations	0.2	—
Trading & Brokerage	6.3	5.0

Total	48.0	49.8

Revenues per Ton — Mining Operations
East	$26.07	$25.86
West	9.27	8.89
Total	13.76	13.70
Operating Costs per Ton — Mining Operations(1)
East	$21.30	$20.12
West	6.65	6.36
Total	10.57	10.27
Gross Margin per Ton — Mining Operations(1)
East	$4.77	$5.74
West	2.62	2.53
Total	3.19	3.43
Operating Profit per Ton	$0.72	$1.10

	Dollars in Millions

Gross Margin — Mining Operations	$132.5	$154.1
Gross Margin — Australian Mining Operations	1.9	—
Gross Margin — Trading & Brokerage Operations (2)	17.0	11.3
Gross Margin — Resource Management	5.3	2.4
Selling & Administrative	(25.3)	(26.3)
Other Operating Costs	(34.4)	(27.8)
EBITDA	97.0	113.7
Depreciation, Depletion & Amortization	(56.0)	(58.7)
Asset Retirement Obligation Expense	(6.5)	—
Operating Profit	34.5	55.0
Operating Cash Flow	57.5	21.4
Capital Expenditures	58.8	47.0

(1)	Excludes depreciation, depletion and amortization; selling and administrative expenses; and certain other costs related to post-mining activities.

(2)	Tons traded (in millions) for the quarters ended March 31, 2003 and 2002 were 16.6 and 28.2, respectively.

This information is intended to be reviewed in conjunction with the company’s filings with the Securities and Exchange Commission.

Condensed Balance Sheets March 31, 2003 and December 31, 2002

(In Millions)

	(Unaudited)
	March 31,	December 31,
	2003	2002

Cash & Cash Equivalents	$71.7	$71.2
Restricted Cash	509.6	—
Receivables	249.6	153.2
Inventories	248.0	229.7
Assets from Coal/Allowance Trading Activities	42.3	69.9
Other Current Assets	26.9	25.9

Total Current Assets	1,148.1	549.9
Net Property, Plant & Equipment	4,303.1	4,273.0
Investments & Other Assets	332.7	317.2

Total Assets	$5,783.9	$5,140.1

Current Maturities of Debt	$21.5	$47.5
Notes Called for Redemption	465.0	—
Liabilities from Coal/Allowance Trading Activities	31.1	37.0
Accounts Payable & Accruals	590.2	547.0

Total Current Liabilities	1,107.8	631.5
Long-Term Debt	1,173.1	981.7
Deferred Taxes	479.7	499.3
Other Long-Term Liabilities	1,920.6	1,909.4

Total Liabilities	4,681.2	4,021.9
Minority Interests	36.8	37.1
Stockholders’ Equity	1,065.9	1,081.1

Total Liabilities & Stockholders’ Equity	$5,783.9	$5,140.1

This information is intended to be reviewed in conjunction with the company’s filings with the Securities and Exchange Commission.